Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Nextdoor Holdings, Inc. for the registration of shares of common stock and to the incorporation by reference therein of our report dated March 15, 2022, with respect to the consolidated financial statements of Nextdoor Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Mateo, California
December 1, 2022